UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2014

POWERSECURE INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-12014	84-1169358
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

1609 Heritage Commerce Court, Wake Forest, North Carolina	27587
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (919) 556-3056

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 6, 2014, the Board of Directors of PowerSecure International, Inc., a Delaware corporation (the “Company”), appointed Christopher T. Hutter as its Chief Operating Officer. Mr. Hutter withdrew his prior resignation from the Company, which was disclosed by the Company in a Current Report on Form 8-K filed September 4, 2014.

In connection with Mr. Hutter’s appointment as Chief Operating Officer of the Company, effective November 6, 2014, the Company amended the Amended and Restated Employment and Non-Competition Agreement (the “Employment Agreement”), dated as of December 31, 2008, between the Company and Mr. Hutter, in connection with the appointment of Mr. Hutter as its Chief Operating Officer. Mr. Hutter’s Employment Agreement was amended to:

•	Appoint Mr. Hutter as the Chief Operating Officer of the Company;

•	Retain Mr. Hutter’s base salary at the level previously established for 2014; and

•	Modifying the severance arrangement for Mr. Hutter due to a change in control to a a “double trigger” arrangement from the prior “single trigger” arrangement, as a result of which if there is a change in control of the Company Mr. Hutter will only receive a severance if he terminates his employment for “good reason” or is terminated by the Company without “cause” (as defined in his Employment Agreement) within three years after a change in control of the Company.

These amendments to Mr. Hutter’s Employment Agreement were approved by the Compensation Committee.

On November 10, 2014, the Company issued a press release announcing the appointment of Mr. Hutter as its Chief Operating Officer along with certain other management appointments. The press release is Exhibit 99.1 to this Report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of PowerSecure International, Inc., issued November 10, 2014. (Incorporated by reference to Exhibit 99.1 to Registrant’s Current Report on Form 8-K, filed November 10, 2014.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Eric Dupont
Eric Dupont
Executive Vice President

Dated: November 12, 2014

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